Exhibit 99.1

Exantas Capital Corp. Announces Acquisition of Management Contract from C-III Capital Partners by ACRES Capital Corp. and $375 Million Financing from MassMutual and Oaktree Capital Management

NEW YORK, August 3, 2020 /PRNewswire/ — Exantas Capital Corp. (NYSE: XAN) (the “Company” or “Exantas”) announced today that ACRES Capital Corp. through its subsidiary, ACRES Capital, LLC (collectively, “ACRES”), has acquired the Company’s Management Agreement from an affiliate of C-III Capital Partners (“C-III”). In addition, the Company has entered into separate definitive agreements with Massachusetts Mutual Life Insurance Company (“MassMutual”) and a fund managed by Oaktree Capital Management, L.P. (“Oaktree”) for new capital commitments aggregating up to $375 million. The Company expects the new financing to provide ample liquidity to meet current financing requirements, and for new investments. As a result of the transaction, Exantas’s new manager, ACRES, has assumed management responsibility effective immediately and will begin to implement the Company’s business plan to preserve and grow book value and earnings.

“Exantas has assembled a high quality portfolio and strong market position that we intend to continue to grow into a market leader in commercial real estate lending,” said Andrew Fentress, Co-Founder of ACRES and newly appointed Chairman of the Board of Exantas. “The financings provided by MassMutual and Oaktree are a testament to the strength and quality of Exantas’s business and portfolio and we expect the financings will allow us to navigate the evolving market and execute on our objective to deliver long-term value to shareholders. We look forward to discussing our plans on the second quarter earnings call.”

ACRES is a dedicated middle market commercial real estate lender led by a management team with extensive public company and mortgage REIT operating experience. ACRES has a robust asset management and origination platform along with a proven ability to source and maintain sponsor relationships, which will benefit Exantas as it restarts its origination efforts.

The new financing agreements materially increase the liquidity profile of Exantas and are structured with flexible terms that create optionality, allowing the Company to take a proactive approach to asset management to drive value from the existing portfolio as well as opportunistically enhance its balance sheet.

Transaction Details

Management Transition

In connection with the transactions, ACRES and the Company entered into an Amended and Restated Management Agreement. Andrew Fentress and Mark Fogel, Co-Founders of ACRES, will serve as Chairman of the Board, and as President, CEO and Board member, of Exantas, respectively. Andrew Farkas and Jeffrey P. Cohen have resigned from the Board of Directors with immediate effect. ACRES has added 18 professionals from the former C-III team to its staff, including David Bryant, current Chief Financial Officer of Exantas, who will remain with the Company in his current role to maintain operational continuity.

Senior Secured Financing Facility

The Company entered into a $250 million seven-year senior secured financing facility with MassMutual that can be utilized to fully repay Exantas’s warehouse and repurchase facilities, thereby reducing the potential for any future margin calls under such facilities. The facility has an advance rate of 55% and an interest rate of 5.75%. Flexible operating terms include a two-year revolving period followed by a five-year term, with no prepayment penalty after year one.

Unsecured Notes

The Company entered into agreements with Oaktree and MassMutual to provide a commitment of up to $125 million in the form of seven-year unsecured notes. The unsecured notes have a cash interest rate of 8.75% and a PIK interest rate of 3.25%, totaling an annual interest rate of 12.00%. The Company issued $50 million of unsecured notes to Oaktree and MassMutual at closing and may draw up to an additional $75 million over the next 18 months at Exantas’s option. The unsecured notes provide balance sheet flexibility and enhance Exantas’s liquidity position. In connection with the $50 million unsecured notes issued at closing, Exantas also issued to Oaktree and MassMutual warrants to purchase an aggregate of 1.4 million shares of common stock at an exercise price of $0.01 per share. In connection with the issuance of the remaining $75 million of additional unsecured notes, the Company will issue Oaktree and MassMutual additional warrants to purchase an aggregate of 2.1 million additional shares ratably as commitments are funded.

JMP Securities served as Exantas’s financial adviser and Morrison & Foerster LLP served as Exantas’s legal advisor. Ledgewood, P.C. served as special counsel to Exantas. Raymond James served as ACRES’ financial adviser and Hunton Andrews Kurth LLP and Cadwalader, Wickersham & Taft LLP, served as ACRES’ legal advisors. Clifford Chance LLP served as C-III Capital Partners’ legal advisor.

About Exantas Capital Corp.

Exantas Capital Corp. is a real estate investment trust that is primarily focused on originating, holding and managing commercial real estate mortgage loans and other commercial real estate-related debt investments. The Company is externally managed by ACRES Capital, LLC, a subsidiary of ACRES Capital Corp. For more information, please visit the Company’s website at www.exantas.com or contact investor relations at IR@exantas.com or ocouture@acrescap.com.

About ACRES

ACRES is a private commercial real estate lender exclusively dedicated to nationwide middle market CRE lending with a focus on multifamily, student housing, hospitality, office and independent senior living in top US markets. As of June 30, 2020, ACRES manages and services $1.1 billion of loans on behalf of over 80 institutional investors from around the world.

About MassMutual

MassMutual is a leading mutual life insurance company that is run for the benefit of its members and participating policyowners. MassMutual offers a wide range of financial products and services, including life insurance, disability income insurance, long term care insurance, annuities, retirement plans and other employee benefits. For more information, visit www.massmutual.com.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $113 billion in assets under management as of March 31, 2020. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 950 employees and offices in 19 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “trend,” “will,” “continue,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “look forward” or other similar words or terms. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new or changing information or events after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

SOURCE Exantas Capital Corp.